Exhibit 10.16

CONSENT TO SUBLEASE

THIS AGREEMENT dated and made effective the 11th day of December, 2013 (the “Agreement”).

BETWEEN

560677 B.C. LTD.
(the “Landlord”)

OF THE FIRST PART

- and -

MARK ANTHONY GROUP INC.
(the “Tenant”)

OF THE SECOND PART

- and -

AQUINOX PHARMACEUITCALS INC.
(the “Subtenant”)

OF THE THIRD PART

IN RESPECT OF PREMISES IN:

887 Great Northern Way, Vancouver, British Columbia

(the “Building”)

WHEREAS:

A.        By a lease dated November 25, 2010 (the “Lease”), between Discovery Parks Holdings Ltd., in its capacity as trustee of Discovery Parks Trust and 560677 B.C. Ltd., jointly and severally, (the “Former Landlord”) and Tenant, Former Landlord leased to the Tenant, for a term of eight (8) years, commencing on April 1, 2013 and ending on February 28, 2021 (the “Term”), certain premises comprising of a total area of approximately 33,116 square feet of Rentable Area, located on the 4th and 5th floors (the “Premises”) as further described in the Lease, located at the Building;

B.        Landlord is the successor to all title, right and interest in the Building, the Lease and the Premises;

C.        Tenant has entered into an offer to sublease with the Subtenant dated November 18, 2013 (the “Sublease”) attached hereto as Appendix “A”, whereby the Tenant proposes to sublet to the Subtenant a portion of the 4th floor being 5,200 square feet of Rentable Area (the “Subpremises”), as shown on Schedule “A” attached hereto, for a term commencing on January 1, 2014 (the “Effective Date”) and ending March 31, 2016, subject to the prior written consent of the Landlord in accordance with the terms of the Lease and on the terms and conditions as contained in the Sublease.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements between the parties to this Agreement and the sum of Two Dollars ($2.00) now paid by each party to the other (the receipt and sufficiency of which is hereby acknowledged), the parties hereby agree as follows:

1.	Interpretation

Unless otherwise defined in the recitals or this Agreement, all initially capitalized words used in this Agreement and the recitals shall have the meaning given in the Lease. All section references used in this Agreement and the recitals shall be to sections in the Lease unless otherwise indicated. The recitals to this Agreement are true and correct. All schedules attached to this Agreement shall form an integral part of this Agreement.

2.	Subtenant Bound By Lease

The Subtenant agrees to be bound by and perform all terms and conditions of the Lease, excluding (but subject to Section 7 of this Agreement) the obligation to pay Rent to the Landlord. The Tenant and the Subtenant agree, on a joint and several basis, to indemnify and save harmless the Landlord against any and all demands, claims, actions or causes of action (together with legal costs on a solicitor and his own client basis) suffered or incurred by the Landlord and arising from a breach by the Subtenant of any of its obligations under this Agreement or the Sublease, or resulting from the use or occupancy of the Subpremises or any other portion of the Property by the Subtenant. The Tenant agrees that any default by the Subtenant under this Agreement shall be deemed to be a default under the Lease. The Tenant and the Subtenant agree that if the Subtenant defaults in the performance of any of its obligations to the Tenant or the Landlord, the Landlord shall have the right to exercise, as against the Subtenant, all rights available to the Landlord under the Lease, this Agreement, at law, or in equity.

3.	Consent and Conditions to Agreement

Subject to the terms and conditions of this Agreement, the Landlord hereby consents to the Sublease.

4.	No Release

This Agreement shall not release the Tenant or any person or entity claiming by, through or under the Tenant, including the Subtenant, from any of its covenants, agreements, liabilities and duties under the Lease (including, without limitation, all duties to cause and keep the Landlord and others named or referred to in the Lease fully insured and indemnified with respect to any acts or omissions of the Tenant or the Subtenant, or either of them, or their respective agents, employees or invitees or any of them, or with respect to other matters arising by reason of the Sublease or the Subtenant’s use or occupancy of the Subpremises or any other portion of the Property), as the same may be amended, renewed or extended from time to time, notwithstanding any provision to the contrary in the Sublease.

5.	Specific Provisions of Lease and Sublease

This Agreement does not constitute approval by the Landlord of any of the provisions of the Sublease nor shall this Agreement be construed to amend the Lease in any respect. Any purported modifications of the Lease contained in the Sublease shall be solely for the purpose of setting forth the rights and obligations as between the Tenant and the Subtenant and shall not be binding on the Landlord.

6.	Amendment of Sublease

The Tenant and the Subtenant shall not amend the Sublease in any respect without the prior written approval of the Landlord, such approval not to be unreasonably withheld. In no event shall any such amendment affect or modify or be deemed to affect or modify the Lease or this Agreement in any respect. If the Sublease is an agreement to sublease and the Tenant and the Subtenant subsequently enter into a sublease, the Tenant shall provide a fully executed true copy of the sublease to the Landlord and the provisions of this Agreement shall be deemed to apply to such sublease.

7.	Payment of Rent

The parties hereto agree that the Subtenant shall, at the option of Landlord and on the Landlord giving written notice to the Subtenant (the “Payment Notice”), if the Tenant has failed to pay Rent due under the Lease, pay rent due and owing under the Sublease directly to Landlord on the following terms and conditions:

(a)	payments received by the Landlord will be credited to the Rent owing under the Sublease; if the Landlord gives the Payment Notice to the Subtenant, the Landlord shall concurrently give a copy of the Payment Notice to the Tenant; the Landlord agrees that if it receives payments in excess of the total amount of all Rent owing to it under the Lease (the “Excess Payment”) by virtue of the Payment Notice having been given to the Subtenant and the Subtenant having made payments required thereunder, the Landlord shall retain Excess Payment in accordance with Section 17.0 of the Lease;

(b)	payments shall in no way limit the Tenant’s liability to the Landlord under the Lease and the parties acknowledge and agree that such arrangement shall not be considered an assignment of the Lease and shall not in any way constitute the Subtenant as tenant of the Landlord;

(c)	the Landlord shall have no obligation, whatsoever, to the Tenant arising from this direct payment including, but not limited to, reporting the collection of the direct payment or taking collection proceedings against the Subtenant; and

(d)	payment by the Subtenant shall not limit the Landlord’s right to demand future rental payments from the Tenant only at any time.

8.	Limited Agreement

This Agreement does not and shall not be construed or implied to be a consent to any other matter for which the Landlord’s consent is required under the Lease, including, without limitation, any alterations to the Subpremises, any additional sublease of the Subpremises or part thereof, any assignment or transfer of the Lease or any interest therein or any transfer or assignment of the Sublease.

9.	The Tenant’s Continuing Liability

The Tenant shall be liable to the Landlord for any default under the Lease or any amendment thereto or extension thereof, whether such default is caused by the Tenant or the Subtenant or anyone claiming by or through either the Tenant or the Subtenant, and the foregoing shall not be deemed to restrict or diminish any right which the Landlord may have against the Subtenant pursuant to the Lease, in law or in equity for violation of the Lease or this Agreement or otherwise, including, without limitation, the right to enjoin or otherwise restrain any violation of the Lease or this Agreement by the Subtenant.

10.	Acceptance by the Tenant and the Subtenant

The Tenant and the Subtenant understand and acknowledge that the Landlord has agreed to execute this Agreement based upon the Tenant’s and the Subtenant’s acknowledgement and acceptance of the terms and conditions hereof.

11.	Insurance

Effective the earlier of: (a) the commencement date of the Sublease; or (b) occupancy by the Subtenant of the subleased premises, the Subtenant shall provide evidence to the Landlord that it has complied with the requirements of the Lease as to insurance as if the Subtenant were the Tenant thereunder. The Subtenant confirms that the insurance it is required to place for the Subpremises under this Agreement and the Sublease is being placed for the benefit of the Landlord and the Tenant. The Subtenant hereby confirms and shall ensure that its insurance is primary in relationship to both the Landlord’s and the Tenant’s insurance under the Lease.

12.	Subordination

The Sublease is, in all respects, subject and subordinate to the Lease, as the same may be amended from time to time. Furthermore, in the case of any conflict between the provisions of this Agreement or the Lease and the provisions of the Sublease, the provisions of this Agreement or the Lease, as the case may be, shall prevail unaffected by the Sublease.

13.	Termination of Lease and Attornment

If at any time prior to the expiration of the term of the Sublease the Lease shall expire or be terminated for any reason (or the Tenant’s right to possession shall terminate without termination of the Lease), the Subtenant agrees, at the election and upon written demand of the Landlord, and not otherwise, that it shall be deemed to have attorned to the Landlord and entered in a new lease (the “New Lease”) for the remainder of the term of the Sublease (the “Remainder Term”). The New Lease and such attornment shall be upon all of the same terms and conditions as the Lease except that: (i) the term of the New Lease shall be the Remainder Term; and (ii) the New Lease premises shall be the premises described in the Sublease. The foregoing provisions of this paragraph 13 shall apply notwithstanding that, as a matter of law, the Sublease may be terminated upon the expiry or termination of the Lease, and no further instrument shall be required to give effect to the provisions contained in this paragraph 13. The New Lease shall be effective on the date the Lease expires or is terminated and the Subtenant shall be liable to make all readjustments necessary to give effect to the New Lease within 5 days of written notice from the Landlord. Upon the demand of the Landlord, however, the Subtenant agrees to execute, from time to time, documents confirming the foregoing provisions of this paragraph 13 to the satisfaction of the Landlord, acting reasonably, and in which the Subtenant shall acknowledge such attornment and the terms and conditions of the New Lease. Nothing contained in this paragraph 13 shall be construed to impair or modify any right otherwise exercisable by the Landlord, whether under the Lease, this Agreement or under any other agreement or in law or equity.

If the Subtenant is a Related Corporation, then the New Lease shall arise upon the termination of the Lease without the further act of any party and the Related Corporation shall attorn to the Landlord and the Landlord shall accept such attornment. The New Lease between the Landlord and the Related Corporation shall be on the same terms and conditions as the Lease except that: (i) the term of the New Lease shall be the Remainder Term; and (ii) the New Lease premises shall be the premises described in the Sublease.

14.	Additional Services

The Tenant hereby agrees that the Landlord may furnish to the Subpremises services requested by the Subtenant (the “Additional Services”) other than or in addition to those to be provided under the Lease, and bill the Subtenant directly for the Additional Services without notice to the Tenant. The Subtenant hereby agrees to pay the Landlord all amounts, which may become due for the Additional Services on the due dates therefor and the Landlord agrees that the Tenant shall not be liable for the Additional Services.

15.	Waiver and Privity

Nothing herein contained shall be deemed a waiver of any of the Landlord’s rights under the Lease. Except as expressly provided in this Agreement, the Landlord shall not be deemed to have privity of contract with the Subtenant or owe any obligation or duty to the Subtenant under the Lease, or otherwise, until such time as a New Lease shall have arisen under paragraph 13 of this Agreement. Any duties of the Landlord under the Lease shall be solely in favour of, for the benefit of and enforceable by the Tenant.

16.	Notices

All copies of any such notices shall be delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested or by facsimile transmission to the parties as follows:

if to the Landlord, at:

c/o Dundee Realty Management (B.C.) Corp.

Suite 1620, 13401 – 108th Avenue

Surrey, British Columbia V3T 5T3

Attention:         Property Manager

Fax:                  604-586-5104

if to the Tenant,

Suite 800, 1090 West Georgia Street

Vancouver, British Columbia V6E 3V7

if to the Subtenant,

Suite 400, 887 Great Northern Way

Vancouver, British Columbia V5T 4T5

or such other address specified in writing by any party to the other parties from time to time.

17.	More Than One Entity

If either the Tenant or the Subtenant is comprised of more than one person, the covenants of each of such persons comprising the Tenant or the Subtenant, as the case may be, shall be deemed joint and several and not several. In this Agreement, “person” means and includes (without limitation) any individual, partnership, firm, company, corporation, incorporated or unincorporated association, co-tenancy, joint venture, syndicate, trust, government, governmental or quasi-governmental agency, board, commission or authority, organization or any other form of entity howsoever designated or constituted or any group, combination or aggregation of any of them.

18.	The Tenant and the Subtenant Bound

By executing this Agreement, the Tenant and the Subtenant acknowledge and agree to be bound by all of the terms and conditions of this Agreement.

19.	Amendments

This Agreement may be altered or amended only by a written agreement signed by all parties to this Agreement.

20.	Governing Laws

This Agreement shall be governed by the laws of the Jurisdiction.

21.	Confirmation

The parties confirm that the Lease is in full force and effect, as modified by this Agreement. All terms used in this Agreement have the same meaning as they have in the Lease, unless a contrary intention is expressed.

22.	Successors and Assigns

This Agreement will enure to the benefit and be binding upon the parties to this Agreement and their respective successors and assigns.

IN WITNESS WHEREOF the Landlord, the Tenant and the Subtenant have duly executed this Agreement as of the date and year first written above.

TENANT:	MARK ANTHONY GROUP INC. by its duly authorized signing officers

	Per:	/s/ Illegible

Per:

I/We have the authority to bind the Corporation.

SUBTENANT:	AQUIONOX PHARMACEUTICALS INC. by its duly authorized signing officers

	Per:	/s/ Kamran Alam

Per:

I/We have the authority to bind the Corporation.

LANDLORD:	560677 B.C. LTD. by its agent and manager, DUNDEE REALTY MANAGEMENT (B.C.) CORP. by its duly authorized signing officer

	Per:	/s/ Paul Skeans

Name: Paul Skeans
Title: Senior Vice President, Western Canada

I have the authority to bind the Corporation.

Exhibit 10.16

Schedule “A”

Subpremises

OFFER TO SUBLEASE

To:	CBRE Limited
1111 West Georgia Street, Suite 600
Vancouver, BC V6E 4M3
Telephone: (604) 662-3000
Facsimile: (604) 684-9368

Attention: Mr. Kevin Nelson

Aquinox Pharmaceuticals Inc. (the “Subtenant”) of #430 – 5600 Parkwood Way, Richmond, BC, hereby offers to sublease from Mark Anthony Group (the “Sublandlord”) of 887 Great Northern Way, Vancouver, BC, a portion of the building located on the 4th floor of 887 Great Northern Way, Vancouver, BC (the “Building”), on the following terms and conditions:

1.	PREMISES

Approximately 5,200 square feet of rentable area on the 4th floor of the Building as shown outlined in heavy black on the floor plan attached as Schedule “A” (the “Premises”).

2.	SUBLEASE TERM

The sublease term (the “Sublease Term”) will commence on January 1, 2014 (the “Commencement Date”) and expire on March 31, 2016.

Upon execution of all documentation for this Sublease and consent by the Landlord, it is agreed that the Subtenant shall have occupancy of the Premises free of Rent and the Subtenant’s proportionate share of Property Taxes and Operating Expenses prior to the Commencement Date.

3.	RENT

The net annual rent (the “Rent”) shall be as follows:

Term	Rent Per Rentable Sq.Ft. Per Annum	Approximate Annual Rent	Approximate Monthly Rent
Months 1 - 14	$17.00	$85,000.00	$7,083.33
Months 15 - 27	$19.00	$90,000.00	$7,500.00

plus applicable taxes, and shall be paid in advance in equal monthly installments, on the first day of each month of the Sublease Term commencing on January 1, 2014.

4.	PROPERTY TAXES AND OPERATING EXPENSES

Subject to the terms of the Head Lease (as defined below), the Sublandlord shall be responsible for structural repairs and structural maintenance to the Building. The Subtenant shall be responsible and pay for its proportionate share of building property taxes and operating expenses, plus applicable taxes, currently estimated to be $16.86 per square foot per annum for 2013, as described in the Head Lease, to be attached hereto as Schedule “B” between the Sublandlord and Head Landlord.

OFFER TO SUBLEASE (cont’d)	Page 1 of 10

5.	USE OF PREMISES

The Premises are to be used as a business office.

6.	COMMUNICATIONS EQUIPMENT

a)	The Subtenant shall be responsible for the installation and maintenance of its telephones, computers and special communications equipment; and

b)	The Sublandlord shall allow the Subtenant to install a server rack within the Sublandlord’s existing server room, and will provide for joint access. The Sublandlord will leave all the computer and telephone cabling in place and uncut.

7.	FURNITURE AND EQUIPMENT

The Sublandlord shall provide all the existing furniture and equipment (the “Furniture and Equipment”) currently within the Premises along with an additional 10 matching work stations (to be viewed and confirmed by the Subtenant) for the term of the Sublease at no additional charge as outlined in Schedule “C”. Ownership of the Furniture and Equipment shall remain with the Sublandlord The Subtenant will care for this Furniture and Equipment in a professional like manner and pay for any damage beyond normal wear and tear.

8.	SUBLANDLORD’S WORK

The Sublandlord shall provide the Premises in an “as is, where is” condition prior to the Subtenant occupying the Premises, except that the Sublandlord will, at its expense and prior to the Subtenant occupying the Premises, provide the Furniture and Equipment within the Premises as contemplated in Paragraph 7 of this Offer to Sublease and perform the following work

a)	professionally clean the Premises and ensure the Premises and free of all refuse;

b)	ensure that all mechanical, electrical and plumbing systems are professionally maintained and in good working order;

c)	ensure the Premises are demised to meet all applicable codes; and

d)	remove the rolling file cabinet system and repair the underlying carpet.

9.	SUBTENANT’S WORK

The Subtenant is responsible for the preparation of all space plan services with respect to any improvements to the Premises required by the Subtenant in order to ready the Premises for occupancy (the “Subtenant’s Work”). The Subtenant shall submit to the Sublandlord working drawings of the proposed Subtenant’s Work, which drawings must be approved by the Sublandlord within four (4) business days of receipt. Such approval not to be unreasonably withheld. The Subtenant shall not be required to remove any of the Subtenant’s Work at the end of the Sublease Term.

10.	WORKING DRAWINGS

The Subtenant shall be responsible for the preparation of all space plan services with respect to any new improvements to the Premises. The Subtenant shall also submit to the Sublandlord and Landlord working drawings of the proposed Subtenant’s improvements within the Premises, and such other material as required by the Head Lease which drawings must be approved by the Sublandlord prior to the commencement of any such work. The Sublandlord’s approval shall not be unreasonably withheld.

OFFER TO SUBLEASE (cont’d)	Page 2 of 10

11.	PERMITS

It is the Subtenant’s responsibility to secure all the necessary building permits and approvals required by the City of Vancouver for any new leasehold improvements. Such permits must be secured before any such work shall commence on the premises. The Subtenant shall also be responsible for making application for a certificate of occupancy as required by the City of Vancouver as it applies to such leasehold improvements.

12.	COMMON AREAS

The Subtenant shall have shared use of the Sublandlord’s lunchroom, washrooms and the meeting room located closest to the elevators at no rental charge throughout the Sublease Term. The Sublandlord and the Subtenant will mutually agree to work out the financial management of the food/coffee service provider. Both parties will use all reasonable efforts to ensure their use of such areas does not unreasonably interfere with, or detract from, the other party’s use and enjoyment of such areas.

13.	BUILDING SECURITY

The Subtenant shall be responsible for its own security system inside the Premises. The Landlord is currently responsible for providing building security including security card access at the main lobby entrance and elevators. A charge for each security card shall be applicable to the Subtenant.

14.	SIGNAGE

The Subtenant shall have the right to install prominent suite access signage on the 4th floor, subject to the approval of the City of Vancouver, the Landlord and the Sublandlord. Such approval of the Sublandlord not to be unreasonably withheld. At the Subtenant’s sole cost, all such signage shall be installed and maintained to a first class standard and shall remove and make good such signage upon the termination of the Lease or any renewal term thereof, if the Landlord and Sublandlord so requests.

15.	PARKING

The Sublandlord shall make available to the Subtenant up to ten (10) unreserved parking stalls to be located within the secured parkade of the Building at prevailing market rates. Prior to the Commencement Date, the Subtenant shall confirm the total number of stalls it shall require.

16.	SUBLEASE DOCUMENT

The Subtenant agrees to execute the form of sublease (the “Sublease Document”) to be delivered to the Subtenant within three business days of mutual acceptance of this Offer to Sublease, provided further that such form of Sublease Document shall be modified to reflect the provisions of this Offer and any mutually agreeable edits.

17.	HEAD LEASE

The Subtenant agrees to abide by all the terms, conditions, rules and regulations contained in the Head Lease to be attached hereto as Schedule “B”, as they relate to the Premises, except as modified in this Offer to Sublease. The Sublandlord shall perform or cause to be performed all of the covenants and obligations of the Head Landlord under the Head Lease with respect to the Premises.

OFFER TO SUBLEASE (cont’d)	Page 3 of 10

18.	SUBTENANT’S CONDITIONS

This Offer to Sublease is subject to the following conditions precedent being satisfied or waived by the Subtenant not later than 5:00 p.m. (Vancouver time) on the date that is within ten (10) business days after mutual acceptance of this Offer to Sublease:

a)	the Subtenant’s Board of Director’s approval;

b)	the Subtenant being satisfied, in its sole discretion, with its review of the Head Lease which shall be provided to the Subtenant within forty eight (48) hours of mutual acceptance of this Offer to Sublease;

c)	the Subtenant being satisfied, in its sole discretion, with its review and approval of the Sublease Document which shall be provided to the Subtenant within forty eight (48) hours of mutual acceptance of this Offer to Sublease; and

d)	the Subtenant’s review and approval of the ten (10) additional workstations.

The above conditions precedent are for the sole benefit of the Subtenant and may be waived unilaterally by the Subtenant in writing at any time up to and including the time specified above. Should these conditions precedent not be waived or declared satisfied by notice in writing by the Subtenant to the Sublandlord or CBRE Limited, this Offer to Sublease shall be null and void. The Sublandlord acknowledges receipt from the Subtenant of the amount of $10.00 which will be retained by the Sublandlord as consideration for the Sublandlord agreeing to not revoke or withdraw this Offer to Sublease prior to the time specified above.

19.	SUBLANDLORD’S CONDITIONS

This Offer to Sublease is subject to the following conditions precedent being satisfied or waived by the Sublandlord not later than 5:00 p.m. (Vancouver time) on the date is ten (10) business days of mutual acceptance of this Offer to Sublease:

a)	the Sublandlord being satisfied, in its sole discretion, with the Subtenant’s financial standing as it relates to their ability to pay rent; and

b)	the Sublandlord’s senior management approval.

The above conditions precedent are for the sole benefit of the Sublandlord and may be waived unilaterally by the Sublandlord in writing at any time up to and including the time specified above. Should these conditions precedent not be waived or declared satisfied by notice in writing by the Sublandlord to the Subtenant or CBRE Limited, this Offer to Sublease shall be null and void.

20.	LANDLORD’S CONSENT

This Offer to Sublease is subject to the consent of Discovery Parks Holdings Ltd, in its capacity as trustee of Discovery Parks Trust and 560677 B.C. Ltd. (the “Landlord”) within five (5) business days of the waiver or satisfaction of all conditions precedent outlined in Clause 18 and 19, or such other time as may be mutually agreed. If such consent is not received by the said date, this Offer to Sublease shall be null and void and all deposit monies, plus applicable taxes, shall be returned to the Subtenant without deduction.

21.	RIGHT TO SUBLET

The Subtenant shall have the right to sub-sublet all of the Premises to one Sub-Subtenant, in accordance with the Head Lease, and subject to the prior written consent of the Head Landlord, in accordance with the Head Lease.

OFFER TO SUBLEASE (cont’d)	Page 4 of 10

22.	DEPOSIT

All deposit monies, plus applicable taxes, required by this agreement shall be payable to:

CBRE Limited

1111 West Georgia Street, Suite 600

Vancouver, BC V6E 2M3

The Subtenant shall, within forty eight (48) hours of the waiver or satisfaction of all conditions precedent, tender a deposit cheque in the amount of two (2) months gross rent, including applicable taxes (the “Deposit”). Such Deposit shall be held in trust by CBRE Limited and shall be applied towards payment of rental and applicable taxes, for the first and last months of the sublease term as they become due. The Deposit shall be held in trust by CBRE Limited until the Subtenant takes possession of the Premises, after which time the monies shall be transferred to the Sublandlord’s account.

23.	AGENCY DISCLOSURE

a)	The Sublandlord has an agency relationship with Colliers International (Agent) and Marco DiPaolo (Salesperson);

b)	The Subtenant has an agency relationship with CBRE Limited (Agent) and Kevin Nelson (Salesperson); and

c)	The Sublandlord will be responsible for real estate fees as a result of this transaction per separate commission agreement.

OFFER TO SUBLEASE (cont’d)	Page 5 of 10

24.	FACSIMILE/EMAIL TRANSMISSION

A party hereto may signify its agreement to the terms hereof by facsimile or email transmission. A telecopy facsimile or .pdf copy of this agreement received by a party hereto which shows the signature(s) of the authorized signatory(ies) of the other party will be good proof of execution by that other party.

25.	ACCEPTANCE

This Offer to Sublease is open for acceptance to the Subtenant for three (3) business days from execution of this Offer to Sublease by the Sublandlord.

DATED at Richmond this              18              day of November, 2013.

AQUINOX PHARMACEUTICALS INC.

Per:	/s/ Kamran Alam	/s/ Illegible
	(Authorized Signatory)	Witness

We hereby accept this Offer to Sublease and agree to be bound by the terms and conditions contained herein.

DATED at Vancouver this              18              day of November, 2013.

MARK ANTHONY GROUP

Per:	/s/ Matt Lebedoff	/s/ Illegible
	(Authorized Signatory)	Witness

OFFER TO SUBLEASE (cont’d)	Page 6 of 10

SCHEDULE “A”

Premises

OFFER TO SUBLEASE (cont’d)	Page 7 of 10

SCHEDULE “B”

Head Lease to be attached

OFFER TO SUBLEASE (cont’d)	Page 8 of 10

SCHEDULE “C”

Furniture and Equipment to be attached

This Amendment/Addendum dated the 28th day of November, 2013 shall be attached to and become a part of the Offer to Sublease (the “Offer”) accepted between Mark Anthony Group Inc. (“Sublandlord”) and Aquinox Pharmaceuticals Inc. (“Subtenant”).

Address: 887 Great Northern Way, portion of the 4th Floor, Vancouver, BC

The Subtenant and Sublandlord hereby agree that the Sublandlord shall be changed from Mark Anthony Group to Mark Anthony Group Inc.

AND

The Subtenant and Sublandlord hereby agree that the following Subtenant’s Conditions and Sublandlord’s Conditions are satisfied and waived:

18.	SUBTENANT’S CONDITIONS

This offer to Sublease is subject to the following conditions precedent being satisfied or waived by the Subtenant no later than 5:00pm (Vancouver time) on the date that is within ten (10) business days after mutual acceptance of this Offer to Sublease:

(a)	The Subtenant’s Board of Director’s approval;

(b)	The Subtenant’s being satisfied, in its sole discretion, with its review of the Head Lease which shall be provided to the Subtenant within forty eight (48) hours of mutual acceptance of this Offer to Sublease;

(c)	The Subtenant being satisfied, its sole discretion, with its review of the Sublease Document which shall be provided to the Subtenant within forty eight (48) hours of mutual acceptance of this Offer to Sublease; and

(d)	The Subtenant’s review and approval of the ten (10) additional workstations.

The above conditions precedent are for the sole benefit of the Subtenant and may be waived unilaterally by the Subtenant in writing at any time up to and including the time specified above. Should these conditions precedent not be waived or declared satisfied by notice in writing by the Subtenant to the Sublandlord or CBRE Limited, this Offer to Sublease shall be null and void. The Sublandlord acknowledges receipt from the Subtenant of the amount of $10.00 which will be retained by the Sublandlord as consideration for the Sublandlord agreeing not to revoke or withdraw this Offer to Sublease prior to the time specified above.

19.	SUBLANDLORD’S CONDITIONS

This offer to Sublease is subject to the following conditions precedent being satisfied or waived by the Sublandlord no later than 5:00pm (Vancouver time) on the date that is within ten (10) business days after mutual acceptance of this Offer to Sublease:

OFFER TO SUBLEASE (cont’d)	Page 9 of 10

(a)	The Sublandlord being satisfied, in its sole discretion, with the Subtenant’s financial standing as it relates to their ability to pay rent; and

(b)	The Sublandlord’s senior management approval.

The above conditions precedent are for the sole benefit of the Sublandlord and may be waived unilaterally by the Sublandlord in writing at any time up to and including the time specified above. Should these conditions precedent not be waived or declared satisfied by notice in writing by the Sublandlord to the Subtenant or CBRE Limited, this Offer to Sublease shall be null and void.

All other terms and conditions of the Agreement remain unchanged and in full force and effect and time remains of the essence thereof.

Aquinox Pharmaceuticals Inc. (Subtenant)	Mark Anthony Group Inc. (Sublandlord)

/s/ Kamran Alam	/s/ Matt Lebedoff
Authorized Signatory	Authorized Signatory

November 23, 2013	November 29, 2013
Date	Date

Kamran Alam, CFO	Matt Lebedoff, V.P. Corp Development
Name and Title	Name and Title

OFFER TO SUBLEASE (cont’d)	Page 10 of 10

This Amendment/Addendum dated the 11th of December, 2013 shall be attached to and become a part of the Offer to Sublease (the “Offer”) accepted between Mark Anthony Group Inc. (“Sublandlord”) and Aquinox Pharmaceuticals Inc. (“Subtenant”).

Address: 887 Great Northern Way, portion of the 4th Floor, Vancouver, BC

The Subtenant and Sublandlord hereby agree that Clause 16, of the accepted Offer to Lease dated the 18th day of November, 2013 shall be deleted and replaced with the following language:

“16. Sublease Document

The Subtenant and Sublandlord agree that the form of Sublease (the “Sublease Document”) shall be in the form of: 1) the accepted Offer to Lease dated November 18th, 2013; 2) further modified by the Amending Addendum/ Agreement dated the 28th day of November 2013; and 3) the existing form of Head Lease, dated the 25th day of November, 2010.”

All other terms and conditions of the Agreement remain unchanged and in full force and effect and time remains of the essence thereof.

Aquinox Pharmaceuticals Inc. (Subtenant)	Mark Anthony Group Inc. (Sublandlord)

/s/ Kamran Alam	/s/ Matt Lebedoff
Authorized Signatory	Authorized Signatory

Dec. 11, 2013
Date	Date

Kamran Alam, CFO	Matt Lebedoff, V.P. Corp Dev.
Name and Title	Name and Title